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                                                                             (1)

                AMENDED AND RESTATED COMMERCIAL CREDIT AGREEMENT

         THIS IS AN AMENDED AND RESTATED COMMERCIAL CREDIT AGREEMENT which amends and restates in full that certain Commercial Credit Agreement made on the ___ day of _____, 1999. This AMENDED AND RESTATED COMMERCIAL CREDIT AGREEMENT is made this 17th day of December, 2001 by and among

         WEBSTER BANK
         a federally chartered savings bank
         with a place of business at
         Webster Plaza
         145 Bank Street
         Waterbury, Connecticut 06720                                 ("Lender")

         and

         ACMAT CORPORATION
         a Connecticut corporation
         with a place of business at
         233 Main Street
         New Britain, CT 06050                                      ("Borrower")

         and

         ACSTAR HOLDINGS, INC.
         a Delaware corporation
         with a place of business at
         233 Main Street
         New Britain, CT 06050                                     ("Guarantor")

         The liability of the Borrower and of the Guarantor hereunder shall be joint and several.

         THE PARTIES AGREE AS FOLLOWS (reference being hereby made to Appendix I appended hereto for the definition of certain capitalized terms used herein):

         SECTION 1. LOANS; INTEREST; GUARANTY.

                  1.1 The Loans. Subject to all of the terms and conditions of this Agreement:

                  (A) Revolving Credit.
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                                    (i) Lender shall from time to time, until
the Termination Date, at the request of Borrower, and provided that all of the Conditions Precedent have been met by Borrower at the time of such request, make advances (each an "Advance" and collectively "Advances") to Borrower as a Revolving Credit (the "Revolving Credit"), which Advances may be repaid and readvanced from time to time, and which shall bear interest at the rate set forth in Section 1.5 provided that the aggregate amount of all outstanding Advances shall not (except in the sole and absolute discretion of Lender) at any time exceed the amount of $10,000,000.00. The Revolving Credit shall be evidenced by the Revolving Credit Note delivered to Lender in form and substance set forth as Exhibit A attached (together with any note which from time to time extends, amends, supplements, modifies, renews or substitutes such note, the "Revolving Note").

                                    (ii) On and before the Termination Date,
Lender shall determine in its sole and absolute discretion whether it is willing to extend the Termination Date. On and after the Termination Date, as extended, if at all, any obligation of Lender to make Advances shall automatically terminate and all Advances, together with accrued and unpaid interest thereon and expenses related thereto, shall become immediately due and payable in full.

                           (B) Term Loan. Lender is lending to Borrower and
Borrower is borrowing from Lender the sum of $4,500,000.00 as a Term Loan (the "Term Loan"), which Term Loan is payable in quarterly payments of principal, each in the amount of $250,000.00 payable on the first day of each March, June, September and December after the date hereof, each to be accompanied by a payment of interest at the rate set forth in Section 1.5 hereof until the Term Loan Maturity Date, when the entire unpaid balance of the Term Loan, together with all accrued and unpaid interest, shall be due and payable, all as more particularly set forth in the Term Loan Note delivered to Lender in form and substance as set forth in Exhibit B attached hereto, (together with any note which from time to time extends, amends, supplements, modifies, renews or substitutes for such note, the "Term Note"); and

                           (C) Term Loan II. Lender is lending to Borrower and
Borrower is borrowing from Lender the sum of $5,000,000.00 as a second Term Loan (the "Term Loan II"), which Term Loan II is payable in quarterly payments of principal, each in the amount of $__________ payable on the first day of each March, June, September and December after the date hereof, each to be accompanied by a payment of interest at the rate set forth in Section 1.5 hereof until the Term Loan II Maturity Date, when the entire unpaid balance of Term Loan II, together with all accrued and unpaid interest, shall be due and payable, all as more particularly set forth in the Term Loan II Note delivered to Lender in form and substance as set forth in Exhibit F attached hereto, (together with any note which from time to time extends, amends, supplements, modifies, renews or substitutes for such note, the "Term Note II").

                           (C) The Mortgage Loan. The Lender has lent to
Borrower and Borrower has borrowed from Lender the original principal amount of $7,800,000.00 dated December 23, 1998 as a Mortgage Loan (the "Mortgage Loan"), which Mortgage Loan is evidenced by a promissory note delivered to Lender in form and substance as set forth in Exhibit G attached hereto, (together with any note which from time to time extends, amends, supplements, modifies, renews or substitutes for such promissory note, the "Mortgage Note"), which Mortgage Note is payable in


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monthly payments of principal and interest each in the amount of $90,749.64 payable on the first day of each month, until January 1, 2009, when the entire unpaid balance of the Mortgage Loan, together with all accrued and unpaid interest, shall be due and payable.

                  1.2 Conditions Precedent to Advances. Lender's obligation to make any Advance shall be subject to the conditions precedent ("Conditions Precedent") that on the date on which Lender makes the Advance:

                           (A) Borrower must have received and provided to
Lender such approvals, opinions, consents or documents evidencing compliance with this Agreement as Lender may reasonably request; and

                           (B) Borrower must have submitted all financial
statements required hereunder to Lender showing an availability for Advances under the Revolving Credit, and such Advance when added to all outstanding Advances must be within such availability; and

                           (C) The following statements must be true, and each
request for an Advance shall be deemed to be a representation and warranty by Borrower to the effect that, at and as of the date of such request:

                                    (i) the representations and warranties
contained in Section 2 are true and correct on and as of the date of such request as though made on and as of such date; and

                                    (ii) no Default nor Event of Default has
occurred and/or is continuing or would result from the Advance.

                  1.3 Procedures for Requesting Advances. Provided that all Conditions Precedent have been satisfied, Borrower may from time to time request Advances by a telephone call from such person as Borrower may hereafter designate in writing, each of which request must be for an amount in excess of $100,000.00. Any request for an Advance made prior to 12:00 noon on a Business Day shall result in the Advance being made on such Business Day as to Prime Rate Advances and on the second (2nd) London Business Day following such request as to LIBOR Advances. Any request made after 12:00 noon shall result in such Advance being made on the next Business Day as to Prime Rate Advances and on the third (3rd) London Business Day following such request as to LIBOR Advances. Any and all Advances to be made by Lender under this Agreement shall be deposited in Account #81601154 maintained by Borrower with Lender. Borrower specifically agrees that Lender shall not be required to but shall be entitled to rely on such telephone instructions and that Borrower shall be bound thereby. Borrower shall provide to Lender such documentation respecting each request for Advance, including, without limitation, the form of Request for Advance attached hereto as Exhibit C, as Lender shall require.

                  1.4 Loans. It is specifically contemplated by the parties to this Agreement that the banking relationship evidenced hereby may, in Lender's discretion, involve financial accommodations of various types to Borrower, including, but not limited to, letters of credit, term loans, coverage of overdrafts, time loans, demand loans, over loans under the Revolving Credit, the

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Term Loan, the Term Loan II and the Mortgage Loan and the like, in addition to the forgoing, any and all other loans and/or Advances previously made by Lender to Borrower in addition to the Revolving Note, the Term Note, the Term Note II and the Mortgage Note. Consequently, the parties intend that this Agreement shall govern any and all financial accommodations now or hereafter extended by Lender to Borrower and all other liabilities of the Borrower to the Lender of any kind or nature including, without limitation, fees, charges, indemnities and penalties. In extension of the foregoing, all loans and advances now or hereafter made by Lender to or on behalf of Borrower pursuant to this Agreement and/or any of the documents executed in connection herewith, or otherwise, whether or not evidenced by notes, and all liabilities of the Borrower to the Lender (primary, secondary, direct, indirect, absolute, contingent, sole, joint or several, whether similar or dissimilar or related or unrelated) whether previously incurred, now existing or hereafter arising, including, without limitation under guarantees or other form of surety now or hereafter provided by Borrower in favor of Lender, whether pursuant to this Agreement or any of the Documents or otherwise, any renewals or extensions thereof, to the extent the same are outstanding from time to time, are herein collectively called the "Loans".

                  1.5 Interest.

                           (A) Revolving Credit.

                                    (i) All amounts outstanding from time to
time under the Revolving Credit shall bear interest at a per annum variable rate which at all times is equal to the Prime Rate, said rate to change when and as said Prime Rate changes; provided however, that

                                    (ii) At the election of Borrower made
pursuant to a Notice of Interest Rate Election (in form and substance as set forth in Exhibit D, attached hereto), outstanding amounts under the Revolving Credit shall bear interest at the LIBOR Rate plus one hundred sixty (160) basis points. Such amounts must be in increments of $50,000.00 and remain outstanding for the Interest Period selected by Borrower at the time such election is made, which period of time shall be in increments of one month but not to exceed three months; and

                                    (iii) Notwithstanding the foregoing, not
more than three (3) separate interest rate tranches shall be outstanding at any time under the Revolving Credit at any time.

                           (B) Term Loan.

                                    (i) All amounts outstanding from time to
time under the Term Loan shall bear interest at a fixed rate equal to seven and one quarter (7 1/4%) percent per annum.

                           (C) Term Loan II.

                                    (i) All amounts outstanding from time to
time under the Term Loan II shall bear interest at a per annum variable rate which at all times is equal to the Prime Rate, said rate to change when and as said Prime Rate changes; provided however, that

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                                    (ii) At the election of Borrower made
pursuant to a Notice of Interest Rate Election (in form and substance as set forth in Exhibit D-1, attached hereto), outstanding amounts under the Term Loan II shall bear interest at the LIBOR Rate plus one hundred ninety (190) basis points. Such election shall apply to the entire outstanding amount of Term Loan II and must remain outstanding for an Interest Period equal to three months.

                           (D) Mortgage Loan.

                                    (i) All amounts outstanding from time to
time under the Mortgage Loan shall bear interest at a fixed rate equal to six and 95/100 (6.954%) percent per annum as set forth therein.

                  1.6 Payment. Except as otherwise provided in any note now or hereafter executed which evidences any Loan, interest on all Loans shall be payable by Borrower monthly on the first (1st) day of each calendar month for interest accrued during the preceding month on the Loans at the rate or rates of interest applicable during said preceding month. With respect to the Term Loan, Term Loan II and the Mortgage Loan, interest payments shall accompany payments of principal. Interest on all Loans shall be computed using a per diem rate which shall be a fraction, the numerator of which shall be the rate of interest calculated in accordance with Section 1.5(A) or (B) above and the denominator of which shall be three hundred sixty (360), multiplied by the actual number of days elapsed. For the purposes of computing interest earned on the Loans, including without limitation interest payments which are paid by an Advance (in which case such advance shall constitute a Loan) or interest payments which are withdrawn directly from Borrowers' accounts maintained with Lender or are made by other current funds (AND EACH BORROWER HEREBY CONSENTS TO ANY AND ALL SUCH ADVANCES AND/OR WITHDRAWALS, AND/OR PAYMENTS BY ANY OTHER MEANS AVAILED OF BY LENDER, AND FURTHER CONSENTS TO PAYMENTS OF PRINCIPAL AND/OR INTEREST ON ANY OF THE LOANS AND/OR OTHER SUM OWING TO LENDER BY SUCH ADVANCES AND/OR WITHDRAWALS), credit for checks deposited, wire transfers received or payment by any other means shall be given on the third (3rd) business day following the receipt of such check, wire transfer or other form of payment. In the event any payment of principal and/or interest shall be returned unpaid for any reason, any credit given on account of such payment shall be deleted, interest shall accrue retroactively to the date such credit was given and such payment shall be deemed for all purposes under this Agreement, never to have been made. Any interest not paid as aforesaid may, in Lender's sole discretion, accrue and be added to the principal and continue to bear interest at the rate being borne by such principal

                  1.7 Prepayment. Any amounts outstanding bearing interest at the LIBOR Rate may only be prepaid if any such prepayment is accompanied by the Prepayment Premium.

                  1.8 Guaranty. Guarantor is simultaneously herewith executing and delivering to Lender its Guaranty Agreement (the "Guaranty") unconditionally guaranteeing to Lender the payment of all Indebtedness and obligations now or hereafter owing by Borrower to Lender, including, without limitation, the Loans.

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         SECTION 2. REPRESENTATIONS, WARRANTIES AND COVENANTS.

         Borrower and Guarantor each jointly and severally represent and warrant to Lender as of the date hereof, and as of the date of each Advance that:

                  2.1 Borrower Incorporation and Qualification. Borrower is a corporation duly organized and validly existing and in good standing under the laws of the State of Connecticut, has the corporate power to own its properties and conduct its business, as presently conducted, and is duly qualified to do business in each jurisdiction, wherein the nature of the business conducted by it or the property owned or held under lease by it makes such qualification necessary in order to avoid any limitation, penalty, forfeiture or restriction under the laws of such jurisdiction.

                  2.2 Guarantor Incorporation and Qualification. Guarantor is a corporation duly organized and validly existing and in good standing under the laws of Delaware, has the corporate power to own its properties and conduct its business, as presently conducted, and is duly qualified to do business in each jurisdiction, wherein the nature of the business conducted by it or the property owned or held under lease by it makes such qualification necessary in order to avoid any limitation, penalty, forfeiture or restriction under the laws of such jurisdiction.

                  2.3 Borrower Capitalization, Business and Subsidiaries. Borrower does not own stock or other ownership interest of any other business entity, active or inactive except as set forth on Schedule to 2.3. The information set forth on Schedule to 2.3 attached with respect to the Borrower's authorized, issued and outstanding capital stock, all of which stock has been duly authorized and validly issued and is fully paid and non-assessable, the holders of such stock, its principal and other places of business, the place where its inventories, equipment and records of its accounts receivable are kept, and its present business activities and status, is complete and accurate. It has no place of business and does not maintain or store any of its assets at any location, including without limitation Inventory at a vender or subcontractor, other than those set forth in Schedule to 2.3 attached.

                  2.4 Guarantor Capitalization, Business and Subsidiaries. Guarantor does not own stock or other ownership interest of any other business entity, active or inactive except as set forth on Schedule to 2.4. The information set forth on Schedule to 2.4 attached with respect to the Guarantor's authorized, issued and outstanding capital stock, all of which stock has been duly authorized and validly issued and is fully paid and non-assessable, the holders of such stock, its principal and other places of business, the place where its inventories, equipment and records of its accounts receivable are kept, and its present business activities and status, is complete and accurate. It has no place of business and does not maintain or store any of its assets at any location, including without limitation Inventory at a vender or subcontractor, other than those set forth in Schedule to 2.4 attached.

                  2.5 Authority. Each of Borrower and Guarantor has the corporate power to execute, deliver and carry out the terms and provisions of this Agreement and the other Documents to which it is a party and has taken all necessary corporate and legal action with respect thereto (including, without limitation, obtaining any consent of stockholders required by the law of any

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
applicable jurisdiction or its Certificate of Incorporation or By-Laws and this Agreement and such other Documents to which it is a party have been duly authorized, executed and delivered by it and constitute its valid, legal and binding agreement and obligation enforceable in accordance with the terms thereof) and Lender is entitled to the benefits thereof in accordance with such terms.

                  2.6 Compliance with Instruments, Charter and Law. Each of Borrower and Guarantor and each of their Subsidiaries is in full compliance with and is not in violation or default of any term or provision of (1) its Certificate of Incorporation or by-laws, (2) any loan agreement, debt instrument, mortgage or indenture, (C) any other material contract, agreement or instrument, (3) any judgment, decree or order or statute, rule or regulation, law, or ordinance, including without limitation ERISA, OSHA, all state and federal environmental laws and those of the Internal Revenue Service. (4) any licensing or governmental requirement, or (5) any state or federal environmental act. The execution and delivery and performance and compliance with this Agreement or any of the other Documents will not result in any such violation or default by Borrower or Guarantor, or be in conflict with any such term or provision or result in the creation of any mortgage, lien, encumbrance or charge upon any of its properties or assets and there is no such term or provision which materially adversely affects or in the future may (so far as it can now foresee) materially adversely affect its business, prospects, profits, properties, liabilities, operations or condition (financial or otherwise) or its ability to perform this Agreement or any of the other Documents executed by it.

                  2.7      Financial Statements.

                           (A) The consolidated balance sheet of the Borrower
and its consolidated subsidiaries as of December 31, 1997 and the related consolidated statements of operations, cash flows and stockholders' equity for the Fiscal Year then ended, reported on by KPMG Peat Marwick and set forth in the Borrower's 1997 Form 10-K, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its consolidated subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

                           (B) The unaudited consolidated balance sheet of the
Borrower and its consolidated subsidiaries as of December 31, 2000 and the related unaudited consolidated statements of operations, cash flows and stockholders' equity for the nine months then ended, set forth in the Borrower's latest Form 10-Q, fairly present, on a basis consistent with the financial statements referred to in subsection (A), the consolidated financial position of the Borrower and its consolidated subsidiaries as of such date and their consolidated results of operations and cash flows for such three month period (subject to normal year-end adjustments).

                  2.8 Indebtedness. Borrower has no outstanding Indebtedness, except for liabilities to trade creditors incurred in the ordinary course of business and/or except as described or set forth in the financial statements referred to in Section 2.7 hereof, and has performed and complied with all of the terms of such Indebtedness and all instruments and agreements relating thereto and no default exists as of the date hereof or would after notice or lapse of time, or both, exist with respect to any such Indebtedness, instruments or agreements.

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                  2.9 Title to Properties and Assets; Liens, Etc. Borrower has
good and marketable title to its properties and assets free and clear of any mortgage, pledge, lien, lease, encumbrance or charge, other than those set forth on Schedule to 2.9 attached and other than those permitted under Section 4.2 . No financing statement under the Uniform Commercial Code which names Borrower as a debtor has been filed in any state or other jurisdiction which has not been terminated and it has not signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, other than as set forth on Schedule to 2.9 attached.

                  2.10 Patents, Trademarks, Etc. Borrower, Guarantor and each of its Subsidiaries owns or holds licenses for the use of or has the right to use all patents, trademarks, service marks, trade names, copyrights and other intellectual property rights necessary for the conduct of its business as now conducted and as contemplated, including those identified in Schedule to 2.10 attached.

                  2.11 Litigation, Etc. Except as set forth in Schedule to 2.11 attached and in the ordinary course of business of the Insurance Subsidiaries respecting claims which in the aggregate do not materially adversely affect their business, there are no equitable, legal, arbitration or administrative proceedings, suits, actions or investigations pending against Borrower or Guarantor or any Subsidiary thereof or in any other way relating to the Borrower's or Guarantor's or any such Subsidiary's business, assets or other properties or to its knowledge threatened (or any basis therefor known to it) which, either in any case or in the aggregate, might result in any material adverse change in its business, prospects, profits, properties, liabilities, operations or conditions (financial or otherwise), or which might materially adversely affect its ability to perform this Agreement or any other Documents executed by it.

                  2.12 Changes in Condition. Since the date of the financial statements referred to in Section 2.7, there has been no material adverse change, by reason of any matter or cause whatsoever, in Borrower's , Guarantor's or any of their Subsidiaries, business, prospects, profits, properties, liabilities, operations or condition (financial or otherwise).

                  2.13 Tax Returns and Payments. All tax returns and reports required by law to be filed by Borrower, Guarantor and each of their Subsidiaries have been duly filed and all taxes, assessments, fees and other governmental charges (U.S., foreign, state or local or other) upon it or upon any of its properties, assets, income or franchises, which are due and payable, have been paid. The reserves on the Borrower's, Guarantor's or any of their Subsidiaries books, in respect of taxes, reserves, risk based capital and the like for all fiscal periods to date, are adequate. Its Federal and State income and payroll tax returns have been examined and reported on by the taxing authorities or closed by applicable statutes and satisfied for all fiscal years prior to and including the fiscal years set forth in Schedule to 2.13 attached.

                  2.14 Governmental Consents, Etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority, federal, foreign or other, is required in connection with the execution and delivery of this Agreement or the Documents or the consummation of any transaction contemplated hereby or thereby.

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                  2.15 Solvency. Borrower, after giving effect to the
transactions described herein, is solvent, having assets of a value which exceeds the amount of its liabilities, and is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is engaged and is about to engage.

                  2.16 Names. Borrower currently conducts all business only under its legal name as set forth above. During the preceding five years Borrower has not (i) been known as or used any other corporate, fictitious or trade name, (ii) been the surviving entity of a merger or consolidation or (iii) acquired all or substantially all of the assets from any Person.

                  2.17 No Default nor Event of Default. No Default nor Event of Default has occurred or exists.

                  2.18 Shareholder Agreements. Borrower is not a party to any written executive employment, management or shareholder agreement, except as described in Schedule to 2.18 attached.

                  2.19 Place of Business; Records. Borrower's chief place of business is the address shown above and Borrower shall give Lender at least sixty (60) days prior written notice of any change.

                  2.20 Judgments. Neither Borrower nor Guarantor nor any of their Subsidiaries, nor any of the assets of any such party is subject to any unpaid judgment (whether or not stayed) or any judgment lien in any jurisdiction.

                  2.21 No Regulatory Restrictions on Borrowing. Neither Borrower nor Guarantor nor any of their Subsidiaries is (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) otherwise subject to any regulatory scheme which restricts its ability to incur or guarantee debt.

                  2.22 Insider. Borrower is not, and no Person having "control" (as defined in 12 U.S.C. 375(b)(5) or in regulations promulgated thereto) of Borrower is an "executive officer", "director" or "principal shareholder" (as those terms are defined in 12 U.S.C. 375(b)(5) or in regulations promulgated thereto) of Lender, of a bank holding company (or Subsidiary thereof) of which Lender is a Subsidiary.

                  2.23 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result

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in the imposition of a Lien or the posting of a bond or other security under
ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

                  2.25 Environmental Matters. (A) Except as set forth in Schedule to 2.25 and to the extent that the liabilities of the Borrower and its Subsidiaries, taken as a whole (and after considering any applicable third party indemnification which has been provided and remains in full force and effect and/or to the extent a solvent insurer has agreed in writing to provide coverage), relating to or resulting from the matters referred to in clauses (i) through (vi) below, inclusive, would not reasonably be expected to exceed $250,000.00 for any one occurrence or $500,000.00 in the aggregate.

                                    (i) no notice, notification, demand, request
for information, citation, summons, complaint or order has been received, no penalty has been assessed and no investigation or review is pending, or to the Borrower's knowledge, threatened by any governmental or other entity relating to the Borrower or any Subsidiary and relating to or arising out of any applicable Environmental Law;

                                    (ii) there are no liabilities of the
Borrower or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law;

                                    (iii) no polychlorinated biphenyls,
radioactive material, lead, lead paint, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) that requires remediation, or could reasonably be expected to lead to liability under, applicable Environmental Laws is or has been present at any property now or previously owned, operated or leased by the Borrower or any Subsidiary;

                                    (iv) no Hazardous Substance has been
discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any property now or previously owned, operated or leased by the Borrower or any Subsidiary other than in compliance in all material respects with, and in a manner that could not reasonably be expected to lead to liability under, applicable Environmental Laws;

                                    (v) no property now or previously owned,
leased or operated by the Borrower or any Subsidiary nor any property to which the Borrower or any Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to the Borrower's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERECLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up; and

                                    (vi) the Borrower and its Subsidiaries are
in compliance with all Environmental Laws and have obtained and are in compliance with all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by

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applicable Environmental Laws and necessary or property for the business of the
Borrower or any Subsidiary as currently conducted.

                           (B) There has been no material environmental
investigation, study, audit, test, review or other analysis conducted of which the Borrower or any Subsidiary has control or possession in relation to the current or prior business of the Borrower or any Subsidiary or any property or facility now or previously owned, leased or operated by the Borrower or any Subsidiary, which has not been delivered to the Lenders at least five days prior to the date hereof.

                           (C) For purposes of this Section, the terms
"Borrower" and "Subsidiary" shall include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of the Borrower or any Subsidiary.

                  2.26 Subsidiaries. Each of the Borrower's Subsidiaries is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and has all powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Borrower has no Subsidiaries other than those listed on Schedule to 2.26.

                  2.27 Full Disclosure. All information (excluding projections) heretofore furnished by the Borrower to Lender for purposes of or in connection with the Loan Documents or any transaction contemplated thereby is, and all such information hereafter furnished by the Borrower to Lender will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower and Guarantor have disclosed to Lender any and all facts (other than general economic or political conditions) which materially and adversely affect, or may affect (to the extent the Borrower and Guarantor can now reasonably foresee), the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or the ability of any Borrower of Guarantor to perform its obligations under the Loan Documents. All projections heretofore furnished by the Borrower to Lender for purposes of or in connection with the Loan Documents or any transaction contemplated thereby were, and all projections hereafter furnished by the Borrower to Lender will be, based on reasonable assumptions and as of their date represented the Borrower's best estimate of future performance of the Borrower and its Subsidiaries.

                  2.28 Special Representations and Warranties re Insurance Subsidiaries.

                           (A) United Coastal Insurance Company ("Coastal") is
and will continue to be duly licensed in the State of Arizona and is qualified to do business in all states other than Maine, New Hampshire, Vermont and Tennessee . Coastal was last audited by the Department of Insurance of the State of Arizona on December 31, 1994. Coastal has not currently applied for permission to grant any extraordinary dividends and no such application has ever been denied.

                           (B) ACSTAR INSURANCE COMPANY ("ACSTAR") is and will
continue to be duly licensed in the State of Illinois and is qualified to do business in all states. ACSTAR was last audited by the Department of Insurance of the State of Illinois on December 31,

1995. ACSTAR has not currently applied for permission to grant any extraordinary dividends and no such application has ever been denied.

                           (C) Each Insurance Subsidiary is and will continue to
be in compliance with the laws and regulations of each state in which it is approved to sell insurance, specifically including, without limitation, the State of New York.

                           (D) Each Insurance Subsidiary maintains and will
continue to maintain adequate reserves as determined by its outside auditors and is at or above state regulatory requirements and those determined by NAIC.

                           (E) Each Insurance Subsidiary has and will at all
times maintain risk based capital ratio which complies with the guidelines of NAIC and complies with all applicable state regulatory guidelines including, without limitation, the State of New York. Each Insurance Subsidiary has and will continue to have actual capital equal to or in excess of its required risk based capital.

                           (F) Coastal has not incurred losses in excess of 15%
of its statutory surplus in any year.

                           (G) ACSTAR has not incurred losses in excess of 15%
of its statutory surplus in any year.

                           (H) None of Coastal's reinsurance recoverables are
more than 90 days past due.

                           (I) None of ACSTAR's reinsurance recoverables are
more than 90 days past due.

                           (J) No Insurance Subsidiary has entered into
transactions with Affiliates during the last three years except as disclosed on Schedule to 2.28 attached hereto.

                           (K) On and as of the date hereof the rating of
Coastal by A.M. Best is A-. Borrower knows of no basis for any reduction of such rating nor any action to evidence such rating.

                           (L) On and as of the date hereof the rating of ACSTAR
by A.M. Best is A-. Borrower knows of no basis for any reduction of such rating nor any action to evidence such rating.

         SECTION 3. AFFIRMATIVE COVENANTS.

         Borrower covenants and agrees that so long as there is outstanding any portion of the Loans, Borrower will comply or cause compliance with the following:

                  3.1 Punctual Payment. Borrower shall duly and punctually pay all principal, interest and charges which are owing by it in accordance with the provisions of the Revolving Note and the Term Note and also in accordance with the provisions hereof and of the other Documents. If any Loan is not evidenced by a writing specifying a due date, Borrower shall pay the same ON DEMAND. All Loans shall be paid in U.S. Dollars at the address of Lender shown above. Borrower shall pay on demand all charges customarily levied by lender in making loans of the type herein or incurred by Lender in connection with the Loans.

                  3.2 Prompt Payment of Taxes, Mortgages, Leases and Indebtedness. Borrower shall promptly pay and discharge, or cause to be paid and discharged, prior to the date when due (unless contested in good faith and reserves against the payment of which, satisfactory to Lender, are deposited with Lender), all lawful taxes, assessments and governmental charges or levies imposed upon assets owned by it or in which it has an interest or upon the Borrower's Business premises or upon the income, profits, property or business of itself or Guarantor or any of its or their Subsidiaries, or upon any of its or their other assets. Borrower shall promptly pay or cause to be paid when due (or in conformity with customary trade terms) all other Indebtedness of itself incident to its operations and will promptly pay and perform all obligations under leases of real and personal property and under material contracts and shall notify Lender promptly of any default or notice of alleged default received with respect to any such Indebtedness, lease or contract.

                  3.3 Conduct of Business. Borrower shall do all things necessary to preserve, renew and keep in full force and effect in good standing the Borrower's, Guarantor's and each of its or their Subsidiaries' corporate existence, qualification and any franchises, licenses, patents, trademarks and items necessary to continue its business. Borrower shall maintain its properties and assets and those of the Guarantor and those of Borrower's and/or Guarantor's Subsidiaries in good order and repair, all in compliance with applicable federal, state, and local judgments, decrees, orders, statutes, rules and regulations, including, but not limited to, state and federal environmental regulations and those of the Occupational Safety and Health Administration.

                  3.4 Insurance.

                           (A) Borrower, Guarantor, and each of its or their
Subsidiaries shall maintain, with insurers satisfactory to Lender, insurance with respect to the assets owned by it or in which it has an interest and its other properties and business against loss or damage to the extent that is currently in force. Such insurance shall include:

                                    (i) public and product liability insurance
in such amounts and covering such risks, as Lender may reasonably require,

                                    (ii) all worker's compensation and other
employees' liability insurance as may be required by law,

                                    (iii) insurance with respect to its assets
constituting tangible personal property and fixtures, and with respect to its other properties both real and personal, including, without limitation, the Borrower's business premises, to the full extent of the insurable value thereof, and including All Risk coverage (so-called) covering such other risks, as Lender may require, and

                                    (iv) business interruption insurance in
amounts sufficient to cover the reasonable needs of the Borrower's business during periods of partial or complete interruption of the Borrower's business.

                           (B) Borrower shall furnish evidence satisfactory to
Lender confirming to Lender the insurance at the time in force pursuant to this Section specifying the amount and character of coverage, identifying the insurers and certifying as to no default in the payment of current premiums thereon and will furnish Lender with original or duplicate original copies of all policies.

                  3.5 Accounting; Financial Statements and Other Information. Borrower shall maintain a system of accounts established and administered in accordance with GAAP and practices consistently applied. Borrower shall deliver or cause to be delivered to Lender:

                  (i) As soon as available and in any event within forty-five
(45) days after the end of each Fiscal Quarter after the date hereof, a balance sheet of the Borrower, in consolidating and consolidated form, as of the end of such period, and a statement of income and retained earnings of the Borrower, in consolidated form, for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, all in reasonable detail, and duly certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP and fairly presenting the financial position and results of operations of the Borrower for such period, together with a statement of such individual preparing such statements to the effect that in the course of the preparation of such statements said individual has gained no knowledge that a Default or Event of Default has occurred and is continuing or, if, in the opinion of said individual, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto (the provision for such a statement herein shall in no way be construed as a consent to the existence of such an Event nor the granting of time to cure). In addition, said preparer shall complete and forward to Lender together with such financial statements the completed Covenant Compliance Certificate in the form attached hereto as Exhibit E.

                  (ii) As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the annual audited report for such year for the Borrower, including therein, a balance sheet of the Borrower as of the end of such Fiscal Year and a statement of income, retained earnings and statement of changes in financial position of the Borrower for such Fiscal Year, in each case on a consolidated basis, and in each case "Certified" by a firm of independent certified public accountants selected by the Borrower but acceptable to Lender, together with the unqualified opinion of such accounting firm to Lender stating that the financial statements audited by such firm present fairly, in all material respects, the financial position of Borrower as of the date of such financial statements and the results of its operations and its cash flow for the Fiscal Year then ended, all in conformity with GAAP, together with the certificate of such accounting firm that, in the course of its audit of Borrower, it has obtained no knowledge that a Default or Event of Default has occurred and is continuing or if, in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof (the provision for such a statement herein shall in no way be construed as a consent to the existence of such an Event nor the granting of time to cure) and together with the Management Letter (so called) of such firm and Borrower's written response thereto detailing actions to be taken relating to matters discussed in said Management Letter, and together with a completed Covenant Compliance Certificate. In addition, Borrower shall provide all financial statements for the Insurance Subsidiaries required by the laws of any jurisdiction in which the Insurance Subsidiary conducted business.

                  (iii) Such other data and information (financial and otherwise) bearing upon or related to the Borrower's or the Guarantor's financial condition, results of operations or assets, as Lender from time to time may reasonably request.

                  3.6 Financial Covenants. Borrower shall maintain the following, calculated in accordance with GAAP, as shown on the financial statements required to be provided pursuant to Section 3.5;

                           (A) a ratio of Borrower's consolidated total
Indebtedness to Borrower's (i) cash on hand and cash equivalents on hand plus
(ii) marketable securities (including amounts owing to Borrower in connection therewith but not yet paid) plus (iii) accrued interest receivable of not more than 1.05 to 1.0 measured at the end of each Fiscal Quarter; and

                           (B) an Adjusted Interest Coverage Ratio (being the
ratio of Adjusted Cash Flow taking into account only 75% of the allowable dividend permitted to be paid to Borrower by its Subsidiaries to consolidated Interest Expense) of not less than 2.25 to 1.0 and thereafter an Interest Coverage Ratio (being the ratio of Adjusted Cash Flow to consolidated Interest Expense) of at least 2.25 to 1.0 measured at the end of each Fiscal Quarter over the immediate preceding four (4) Fiscal Quarters.

                           (C) an Adjusted Debt Service Coverage Ratio (being
the ratio of Adjusted Cash Flow taking into account only 75% of the allowable dividend permitted to be paid to Borrower by its Subsidiaries to Debt Service) of not less than 1.25 to 1.0 and thereafter a Debt Service Coverage Ratio (being the ratio of Adjusted Cash Flow to Debt Service) of not less than 1.25 to 1.0 measured at the end of each Fiscal Quarter over the immediate preceding four (4) Fiscal Quarters.

                           (D) a ratio of Borrower's total Funded Debt to
Statutory Operating Earnings of not more than 5.0 to 1.0 measured at the end of each Fiscal Quarter over the immediate preceding four (4) Fiscal Quarters.

                           (E) a ratio of Borrower's total Funded Debt to
Statutory Capital of not more than 0.70 to 1.0 measured at the end of each Fiscal Quarter.

         Borrower acknowledges that it has assisted Lender in the formation of each of the foregoing financial performance criteria and fully understands each of said criteria.

                  3.7 Notice of Certain Events and Changes; Governmental
Notices.

                           (A) Promptly after becoming aware of any condition,
event or state of facts which constitutes a Default or Event of Default, Borrower shall give written notice to Lender specifying the nature and period of existence thereof. Borrower shall give Lender prompt written notice of any condition, event or state of facts which causes or may cause material loss or depreciation in the value of the assets or Borrower's business premises and of the commencement or threat of any action, proceeding or investigation or the occurrence or existence of any other event, matter or cause whatsoever, which, either in any case or in the aggregate results or might result in any material adverse change in its business, prospects, profits, properties, operations or condition (financial or otherwise). Borrower shall give Lender at least sixty
(60) days' prior written notice of any proposed change in its place or places of business, any proposed change of location of any of the assets and any proposed changes in its name.

                           (B) As soon as reasonably practicable, after the
issuance thereof, Borrower shall send to Lender a copy of all notices of investigation, claims of violation or possible violation and/or orders issued by any federal, state or municipal regulatory authority under any laws or regulations adopted thereby which are directed to and received by Borrower. Further, as soon as reasonably practicable, Borrower shall send to Lender copies of all reports or other materials filed by it with or issued or sent to it by the Securities and Exchange Commission and all reports, notices or statements sent by it to its stockholders.

                  3.8 Unused Fee. Borrower shall pay Lender, in current funds, quarterly in arrears, within ten (10) days after the commencement of each calendar quarter, a fee equal to one quarter of one (.25) percentage point per annum (but calculated based on the actual number of days elapsed) of the average daily unused amount of the Revolving Credit. In the event Borrower fails to make such payment within such time, Lender may (but shall not be obligated to) either charge such amount to the Revolving Credit or withdraw such amount from any account maintained by Borrower with Lender.

                  3.9 Environmental Compliance.

                           (A) Borrower shall comply with all applicable
Environmental Laws, regulations, rules, standards, orders and agreements. Whenever, pursuant to any such legal requirement, Borrower is obligated to report to any party the existence of a Spill (as such term is defined in Section 1 of Public Act 85-443), "Release" (as defined in 42 U.S. Code 9601 et seq.), "Hazardous Waste" (as defined in Section 22a-115 of Connecticut General Statutes), "Hazardous Substance" (as defined in 42 U.S. Code 9601 et seq.) or other environmental contamination on or emanating from Borrower's business premises, Borrower shall, simultaneously and in writing, report the existence of such conditions to Lender at the address set forth in Section 13 hereof.

                           (B) In addition to any and all other liability of
Borrower to Lender hereunder, Borrower shall indemnify the Lender against any loss or damage that shall occur to Lender as a result of the application of the Super Lien Act (Section 22a-452a of the Connecticut

General Statutes) or any other federal, state, local or quasi-governmental law, rule, regulation, ordinance or the like.

                           (C) The Lender and/or its authorized representatives
has the right, at reasonable times and upon reasonable notice to Borrower, to enter upon Borrower's business premises for the purpose of conducting inspections and/or audits of Borrower's environmental compliance and/or of Borrower's methods and/or procedures for disposal of waste products used in the course of Borrower's business. Borrower shall correct any discrepancies found during such inspections or audits promptly.

                           (D) In the event that any lien is filed against any
of Borrower's properties or any claim is made against Borrower by any governmental entity in connection with the discharge of hazardous substances or wastes then Borrower shall either (i) pay the claim and remove any lien from the applicable property or (ii) furnish to such governmental entity that imposed the lien a bond, cash deposit or other security reasonably satisfactory to such governmental entity in an amount sufficient to discharge the lien.

                  3.10 Use of Proceeds. Borrower shall use the proceeds of the Loans for general working capital purposes and Term Loan II is to be used to pay a note due to the Sheet Metal Workers National Pension Fund. Borrower shall not, directly or indirectly, apply any part of any proceeds or advance from any loan to the purchasing or carrying of any "margin stock" within the meaning of Regulation U or Regulation G of the Board of Governors of the Federal Reserve System, or for any use which will cause a violation of any other regulation of the Board of Governors of the Federal Reserve System or of any regulations, interpretations or rulings thereunder, including without limitation Regulations G, U, T and X.

                  3.11 Deposit Accounts. Borrower shall maintain its primary disbursement account with Lender.

                  3.12 Pension Plans.

                           (A) As soon as reasonably practicable, upon the
filing, issuance or receipt thereof, Borrower will send to Lender copies of (i) all annual reports filed by it or on its behalf with respect to all pension or other employee benefit plans, subject to ERISA, (hereinafter collectively referred to as the "Plans" and individually as the "Plan"), with the Secretary of Labor, the Internal Revenue Service, or the Pension Benefit Guaranty Corporation ("PBGC"), (ii) all notices, reports, determinations or statements to or from the PBGC with respect to the occurrence of a reportable event, as defined in Subsections (1), (2), (3), (4), (5), (6), (7), (8) or (9) of Section
4043(b) of ERISA and regulations issued thereunder, (iii) all reports submitted to it and/or the Internal Revenue Service by any actuary with respect to any of the Plans, (iv) all notices of Plan termination or requests for determination letters in connection therewith filed by Borrower, any Plan Administrator (as such term is defined in ERISA,) or trustee or custodian of any accounts of any Plan with the PBGC and/or Internal Revenue Service, and (v) all requests to waive the minimum funding standard or extension of amortization periods submitted to the Secretary of the Treasury.

                           (B) Borrower (to the extent applicable to it) shall
be and remain in compliance with the provisions of ERISA or the applicable provisions of the Internal Revenue Code of 1986, as amended, (hereinafter referred to as the "Revenue Code"), including, without limitation, (i) the payment of all premiums to the PBGC when and as the same shall be due and payable, pursuant to Section 4007 of ERISA, and (ii) the taking of such action as may be necessary from time to time to meet all minimum funding standards for each of the Plans under Section 412 of the Revenue Code. In furtherance of the foregoing, it shall, on or before the date in each year required by ERISA and/or the Revenue Code for any Plan, (hereinafter referred to as "Plan Year"), cause the actuary for such Plan to deliver to Lender a true and correct copy of its report to the Internal Revenue Service relating to (a) the actuary's methods and assumptions for determining all costs, accrued liabilities, past service liabilities and experience gains and losses, and (b) the amount to be contributed by it to the funding standard account on account of such Plan for such Plan Year.

                  3.13 Special Covenants re Insurance Subsidiaries. The Borrower shall:

                           (A) Notify the Lender annually of the allowable
dividend which may be paid by each Insurance Subsidiary to the Borrower.

                           (B) Notify the Lender promptly if any Insurance
Subsidiary has applied for permission to grant any special dividends.

                           (C) Notify the Lender of any allegation of
non-compliance by any Insurance Subsidiary with the laws and regulations of each state in which it is approved to sell insurance, specifically including, without limitation, the State of New York, except this notification does not apply to any non-compliance matter if such non-compliance matter does not have a material effect.

                           (D) Furnish to the Lender annually all reports issued
by its outside auditors which analyze the adequacy of the level of each Insurance Subsidiary's reserves.

                           (E) Notify the Lender of any material change in any
Insurance Subsidiary's risk based capital ratio.

                           (F) Maintain in each Insurance Subsidiary actual
capital equal to or in excess of its required risk based capital.

                           (G) Notify the Lender, promptly upon becoming aware,
of the following: (i) any material increase in the levels of primary liability of each Insurance Subsidiary which is ceded to reinsurers, (ii) the occurrence of any default in any such contract of reinsurance and (iii) the occurrence of any insolvency of any reinsurer or any non-compliance by any reinsurer with the NAIC risk based capital guidelines.

                           (H) Notify the Lender, promptly upon becoming aware,
of the following: (i) any material increase in the levels of primary liability of each Insurance Subsidiary which is co-insured with others, (ii) the occurrence of any default in any such contract of co-insurance and (iii) the occurrence of any insolvency of any co-insurer or any non-compliance by any co-insurer with the NAIC risk based capital guidelines.

                           (I) Notify the Lender within 90 days of the fiscal
year end each Insurance Subsidiary's (i) net investment income for the year then ended, (ii) the statutory surplus for the year then ended, (iii) the "Combined Ratio" for each such Insurance Subsidiary for the year then ended, (iv) the loss, if any, of any Insurance Subsidiary in excess of 15% of its statutory surplus for the year then ended, (v) a listing of each Insurance Subsidiary's reinsurance recoverables which are more than 90 days past due as at the end of any year and (vi) a listing of all transactions with Affiliates entered into by any Insurance Subsidiary during the year then ended.

                           (J) Notify the Lender of any reduction in the rating
by A.M. Best and Company of any Insurance Subsidiary.

                  3.14 Upstream Dividends. Borrower shall, among other things, cause its Subsidiaries to pay to Borrower such profits, excess capital and other sums as may be necessary to comply with the financial covenants set forth in
Section 3.6. In extension of the foregoing, Borrower shall diligently apply for and pursue any approvals from any state or regulatory authority having jurisdiction over each such Subsidiary if such approvals are necessary to comply with the financial covenants set forth in Section 3.6

                  3.15 Rating. The Insurance Subsidiaries shall at all times maintain a rating by A.M. Best and Company of at least B+.

         SECTION 4. NEGATIVE COVENANTS.

         Borrower covenants and agrees that, so long as there is outstanding any portion of the Loans, or so long as this Agreement has not been mutually terminated after all amounts owing under the Loans have been paid, Borrower shall not, and Guarantor shall not, to the extent set forth in each of the following Sections:

                  4.1 Restrictions on Liens. Directly or indirectly, create, incur, assume or permit to exist any mortgage, lien, charge or encumbrance on or pledge or deposit of or conditional sale, lease or other title retention agreement with respect to any property or asset, whether now owned or hereafter acquired, or be bound by or subject to any agreement or option to do so, provided that the foregoing restrictions do not apply to:

                           (A) liens for taxes, assessments or governmental
charges or levies the payment of which is not at the time required by Section
3.2;

                           (B) liens incurred or deposits made in the ordinary
course of business in connection with worker's compensation or unemployment insurance or to secure the performance of tenders, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                           (C) zoning restrictions, easements, rights-of-way,
restrictions and/or minor irregularities in title and other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its properties or assets which are not incurred in connection with the borrowing of money and which in the aggregate are not material;

                           (D) statutory or common law possessory liens for
charges incurred in the ordinary course of business the payment of which is not yet due;

                           (E) the mortgages, liens and encumbrances referred to
or described in Schedules to 4.1 attached and/or the replacement thereof;

                           (F) liens in favor of Lender.

                  4.2 Restrictions on Indebtedness. Directly or indirectly, create, incur, assume, guarantee, agree to purchase or repurchase, pay or provide funds in respect of, or otherwise become or be or remain liable, contingently, directly or indirectly, with respect to, any Indebtedness other than:

                           (A) Indebtedness to Lender;

                           (B) current liabilities for trade and other
obligations incurred in the ordinary course of its business not yet past due and not as a result of borrowing;

                           (C) Indebtedness arising under leases permitted
hereby;

                           (D) Indebtedness in respect of endorsements made in
connection with the deposit of items for credit or collection in the normal and ordinary course of business; and

                           (E) Indebtedness described in the financial
statements described in Section 2.8 or refinancing of such Indebtedness in amounts not to exceed such refinanced Indebtedness.

                           (F) Indebtedness otherwise in conformity with all of
the other terms hereof incurred in order to fund the loan, advance or capital contribution described in Section 4.3 (F) below.

              Borrower shall not guarantee or otherwise assure any obligation of any other party including, without limitation, that of any Guarantor.

                  4.3 Restrictions on Investments, Loans, Etc. Make or permit to be outstanding any loan or advance or capital contribution to any other Person, other than:

                           (A) presently outstanding loans, advances and
investments incurred in the ordinary course of Borrower's business;

                           (B) Indebtedness of customers for merchandise sold or
services rendered in the ordinary course of business; and

                           (C) investments in bills or bonds issued or
guaranteed by the government of the United States of America and/or Certificates of Deposit issued by Lender or any other bank having a net worth of at least $50,000,000.00; and

                           (D) loans to employees of Borrower for travel and
entertainment advances not to exceed $250,000.00 in the aggregate outstanding at any one time.

                           (E) the portfolios of the Insurance Subsidiaries
maintained pursuant to Borrower's guidelines attached hereto as Schedule to 4.3.

                           (F) any other loan, advance or capital contribution
to any other business entity not set forth herein for Borrower's or the Insurance Subsidiaries' legitimate business purposes in an amount not to exceed $10,000,000 outstanding in the aggregate provided that (i) no proceeds of any Loan shall be used for such purpose and (ii) no Default or Event of Default shall exist or be created thereby.

                  4.4 Dividends, Distributions and Redemptions. Directly or indirectly, declare, order, pay, make or set apart any sum or property for the redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of its stock of any class now or hereafter outstanding in an aggregate amount exceeding more than $3,000,000 in any Fiscal Year in the aggregate on a non-cumulative basis and/or the purchase of shares in the Borrower held by Henry Nozko, Sr., with the proceeds of insurance policies held by Borrower on the life of such person.

                  4.5 Sale of Assets, Consolidation, Merger, Acquisition of Assets. Directly or indirectly, sell, abandon or otherwise dispose of any material asset or any part thereof (except for the sale of Inventory in the ordinary course of Borrower's business) or of all or any portion of its properties or assets, or consolidate with or merge into any other corporation, or permit any other corporation to consolidate with or merge into it, or acquire all or a substantial portion of the assets of another Person, or form any Subsidiary, or, directly or indirectly, suffer any change in ownership.

                  4.6 Management Agreements. Enter into any executive employment, management or consulting agreement or renew, extend or amend any presently existing executive employment, management or consulting agreement, except agreements with Henry Nozko, Sr. and Henry Nozko, Jr.

                  4.7 Expenditures for Capital Assets. Make any expenditure for capital assets (other than for routine repairs and maintenance which are not required to be capitalized, as hereinafter set forth) unless, immediately after giving effect thereto, the aggregate amount expended or to be expended on account of all such expenditures by Borrower in any Fiscal Year would not exceed $1,500,000.00 on a non-cumulative basis. The following are deemed to be expenditures for capital assets and subject to the limitations of this section:

                           (A) Expenditures for major repairs and maintenance
which, in accordance with GAAP, are or should be capitalized; and

                           (B) All lease rentals and other amounts payable under
leases entered into after the date hereof, whether "true" leases or finance leases (other than renewals and extensions of leases existing on the date hereof), and all amounts payable under contracts or arrangements for the purchase of property wherein payment of the purchase price for such property is deferred in whole or in part.

                  4.8 Management. Suffer any material change in executive management, including without limitation the day to day involvement of Henry Nozko, Sr. and Henry Nozko, Jr. nor suffer a change in day to day management;

                  4.9 Ownership. Suffer a change in ownership of Borrower's capital stock except for trades in the ordinary course, of Borrower's stock on nationally recognized markets, nor issue additional shares thereof except for stock options or equity financing provided that in any case Henry Nozko, Sr. And Henry Nozko, Jr. shall always own or control at least 51% of the combined voting power of all issued and outstanding shares of all classes of stock.

                  4.10 E.R.I.S.A. Engage in any "Prohibited Transaction", so-called, incur any so-called "Accumulated Funding Deficiency", or create or terminate any pension or profit sharing plan or suffer the existence of any Reportable Event or the appointment by any United States District Court of a trustee to administer any Plan or if the PBGC shall institute proceedings to terminate any plan or to administer any Plan, or otherwise not be in full compliance.

                  4.11 Judgments. Suffer any final judgment (exclusive of judgments insured against by adequate liability insurance policies) against it which is not discharged or execution thereof stayed pending appeal, within ninety (90) days after the entry of such judgment, or if, within ninety (90) days after the expiration of any such stay, such judgment shall not have been discharged.

                  4.12 Uninsured Losses, Etc. Suffer, during any consecutive twelve (12) month period, one or more material uninsured losses, thefts, damage or destruction of any material portion of its assets (other than bad debts incurred in the ordinary course of business).

                  4.13 Fiscal Year. Change the fiscal year of Borrower.

                  4.14 No Sale, Leaseback. Enter into any sale-and-leaseback or similar transaction.

                  4.15 Negative/Negative Pledges. Agree with any party other than Lender that it will not pledge and/or grant a lien or security interest in any of its assets.

         SECTION 5. EVENTS OF DEFAULT.

         If any of the following events (each an "Event of Default") occurs:

                  5.1 If Borrower defaults in the payment of any part of the Loans, including, without limitation, payments due under the Revolving Credit, the Term Loan, the Term Loan II or the Mortgage Loan, owing by it when the same becomes due and payable, whether at any stated maturity, or by declaration, acceleration or otherwise;

                  5.2 If the Guarantor or any Subsidiary of the Borrower or Guarantor defaults in the payment of any Indebtedness owing by it when the same becomes due and payable, at any stated maturity, by declaration, acceleration or otherwise;

                  5.3 If Borrower fails to perform or comply with any term or covenant applicable to it contained in this Agreement, or contained in any other Documents;

                  5.4 If any representation or warranty made by or on behalf of Borrower, in this Agreement or in the Schedules hereto, or in any of the other Documents, or in connection with the transactions contemplated hereby and thereby proves to be false or incorrect in any material respect;

                  5.5 If a draw is made under any payment or performance bond issued for the account of Borrower;

                  5.6 If Borrower, Guarantor or any of their Subsidiaries defaults in the payment of any Indebtedness for borrowed money or defaults with respect to any of the terms of any evidence of such Indebtedness or of any indenture or other agreement relating thereto, or if Borrower commits any breach or defaults under any material contract to which it is or becomes a party or by which it is or becomes bound;

                  5.7 If Borrower, Guarantor or any of their Subsidiaries makes an assignment for the benefit of creditors, or admits in writing an inability to pay debts as they become due, or files a voluntary petition in bankruptcy, or is adjudicated a bankruptcy or insolvent, or files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or files any answer admitting or fails to deny the material allegations of a petition filed against it for any such relief, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or liquidator of itself or of all or any substantial part of its properties, or its directors or majority stockholders takes any action looking to its dissolution or liquidation, or it ceases doing business as a going concern;

                  5.8 If, within thirty (30) days after the commencement of any proceeding against Borrower, Guarantor or any of their Subsidiaries seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding has not been dismissed, or if, within thirty (30) days after the appointment, without Borrower's, Guarantor's or such Subsidiary's consent or the acquiescence of any trustee, receiver or liquidator of itself or of all or any substantial part of its properties, such appointment has not been vacated;

then, and in any such event, in addition to its rights and remedies under this Agreement, or the other Documents and any other instruments, but after ten (10) days prior written notice and opportunity to cure, unless Lender believes such prior notice and opportunity to cure will have a material adverse effect on its rights and remedies, Lender may, at its option, declare all Loans or any portion thereof, including without limitation, the Revolving Credit, the Term Loan, the Term Loan II and/or the Mortgage Loan, to be immediately due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon and together with any and all costs of collection, including, but not limited to, reasonable attorneys fees, and without presentment, demand or protest, all of which are hereby waived.

         SECTION 6. SET-OFF RIGHTS.

         In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and any affiliate of Lender is hereby authorized by Borrower and the Guarantor at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived by Borrower and Guarantor to set off and to appropriate and to apply any and all balances, deposits, credits, Collateral and property of Borrower held at, or in transit to, any of its offices for the account of Borrower and/or Guarantor (regardless of whether then due to Borrower and/or Guarantor) and any other property at any time held or in transit or owing by that Lender or that holder to or for the credit or for the account of Borrower or Guarantor against and on account of any of the Loans which remain unpaid. Borrower and Guarantor agree, to the fullest extent permitted by law, that (a) Lender or any holder may exercise its right to set off with respect to the Loans and may sell participations in such set off to other lenders and holders and (b) any lender or holder so purchasing a participation in the Loans made or held by other lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Loans in the amount of such participation and (3) the rights contained in this paragraph exist regardless of whether the Loan to which they are applied has matured.

         SECTION 7.  REMEDIES ON DEFAULT, ETC.

                  7.1 If a Default or Event of Default occurs, Lender may withhold all subsequent Advances and, in addition, may accelerate and declare to be immediately due and payable all Loans and may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceedings, whether for the specific performance of any agreement contained herein or in any other Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any right, power or remedy granted thereby or by law, equity or otherwise.

                  7.2 Upon the occurrence of a Default or Event of Default the Borrower grants a royalty-free license to the Lender for all patents, service marks, trademarks, tradenames, copyrights, computer programs and other intellectual property rights sufficient to permit the Lender to exercise all rights granted to the Lender pursuant to this Agreement.

         SECTION 8.  CUMULATIVE REMEDIES; NO WAIVERS, ETC.

         No right, power or remedy granted to Lender in this Agreement or in the other Documents is intended to be exclusive, but each shall be cumulative and in addition to any other rights, powers or remedies referred to in this Agreement, in the other Documents or otherwise available to Lender at law or in equity; and the exercise or beginning of exercise by Lender of any one or more of such rights, powers or remedies, shall not preclude the simultaneous or later exercise by Lender of any or all of such other rights, powers or remedies. No waiver by, nor any failure or delay on the part of Lender in any one or more instances to insist upon strict performance or observance of one or more covenants or conditions hereof, or of the other Documents shall in any way be, or be construed to be, a waiver of such covenant in any other instance or to prevent Lender's rights to later require the strict performance or observance of such covenants or conditions, or otherwise prejudice Lender's rights, powers or remedies.

         SECTION 9.  PARTIAL INVALIDITY; WAIVERS.

                  9.1 If any term or provision of this Agreement or any of the other Documents or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable by reason of any applicable law, the remainder of this Agreement and the other Documents, or application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement and the other Documents shall be valid and be enforced to the fullest extent permitted by law. To the full extent, however, that the provisions of any such applicable law may be waived, they are hereby waived by Borrower to the end that this Agreement and the other Documents shall be deemed to be valid and binding obligations enforceable in accordance with their terms.

                  9.2 To the extent permitted by applicable law, Borrower and Guarantor hereby waives protest, prior notice of protest, or dishonor, notice of payments and non-payments, or of any default.

                  9.3 WITH RESPECT TO ANY CONTROVERSY, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THE TRANSACTIONS DESCRIBED HEREIN OR CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH THE LOANS AND/OR ANY OF THE OTHER DOCUMENTS BORROWER, GUARANTOR AND LENDER EACH VOLUNTARILY AND KNOWINGLY WAIVES ANY RIGHT TO OR CLAIM FOR A TRIAL BY JURY.

                  9.4 BORROWER ACKNOWLEDGES THAT THE WITHIN AGREEMENT EVIDENCES A COMMERCIAL TRANSACTION AND THAT IT COULD, UNDER CERTAIN CIRCUMSTANCES HAVE THE RIGHT UNDER CHAPTER 903a, AS FROM TIME TO TIME AMENDED, OF THE CONNECTICUT GENERAL STATUTES, SUBJECT TO CERTAIN LIMITATIONS, TO NOTICE OF AND HEARING ON THE RIGHT OF THE LENDER TO OBTAIN A PREJUDGMENT REMEDY, SUCH AS ATTACHMENT, GARNISHMENT AND/OR REPLEVIN, UPON COMMENCING ANY LITIGATION AGAINST BORROWER. NOTWITHSTANDING, BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE, JUDICIAL HEARING OR PRIOR COURT ORDER TO WHICH IT MIGHT OTHERWISE HAVE THE RIGHT UNDER SAID CHAPTER 903a, AS FROM TIME TO TIME AMENDED, OR UNDER ANY OTHER STATE OR FEDERAL STATUTE OR CONSTITUTION IN CONNECTION WITH THE OBTAINING BY THE LENDER OF ANY PREJUDGMENT

REMEDY BY REASON OF THIS COMMERCIAL REVOLVING CREDIT AND SECURITY AGREEMENT, OR BY REASON OF BORROWER'S OBLIGATIONS OR ANY RENEWALS OR EXTENSIONS OF THE SAME. BORROWER ALSO WAIVES ANY AND ALL OBJECTION WHICH IT MIGHT OTHERWISE ASSERT, NOW OR IN THE FUTURE, TO THE EXERCISE OR USE BY LENDER OF ANY RIGHT OF SETOFF, REPOSSESSION OR SELF HELP AS MAY PRESENTLY EXIST UNDER STATUTE OR COMMON LAW.

                  9.5 BORROWER SPECIFICALLY WAIVES AND RELINQUISHES ANY CLAIM TO INCIDENTAL AND/OR CONSEQUENTIAL DAMAGES ARISING IN ANY WAY OUT OF AN ALLEGED BREACH HEREOF BY LENDER AND AGREES THAT DAMAGES FOR WHICH LENDER MAY BE LIABLE, IF ANY, SHALL BE LIMITED TO THOSE DIRECT DAMAGES PROVEN TO HAVE BEEN SUFFERED BY BORROWER ARISING DIRECTLY FROM SUCH BREACH.

         SECTION 10.  EXPENSES/INDEMNITY.

         Borrower agrees that it shall:

                  10.1 pay or reimburse Lender on demand for any and all reasonable charges, costs and taxes incurred in the preparation, documentation and implementation of this Agreement, and all Documents, and any amendment thereto, including, without limitation, all recording and filing fees, appraisal fees and reasonable fees and disbursements of Lender's special counsel retained in connection therewith, including payment upon the Closing hereof of any portion of such charges, costs and fees for which an invoice shall be rendered;

                  10.2 indemnify and save Lender harmless from, and pay or reimburse Lender for, all charges, costs, damages, liabilities and expenses, including reasonable attorneys' fees, if any, incurred by Lender relating to:

                           (A) the Notes or any of the other Documents;

                           (B) the exercise by the Lender of any of its rights,
remedies or powers hereunder, the Notes or any of the other Documents;

                           (C) any misrepresentation, inaccuracy, or breach of
any representation, warranty, covenant, or agreement contained or referred to herein or any other Document, the security interests and liens granted pursuant to this Agreement or the other Documents;

                           (D) the performance of any obligation of Borrower or
Guarantor in connection herewith;

                           (E) the attempted enforcement or enforcement of this
Agreement or the other Documents, or the collection or attempted collection of any of the obligations owing under any thereof, including, without limitation, the Loans, or the realization or attempted realization of any right or remedy;

                           (F) the prosecution or defense of any action or
proceeding concerning any matter growing out of or connected with this Agreement or the other Documents;

                           (G) any Hazardous Substance at, on, in, under, or
about all or any portion of any property owned, occupied and/or operated by the Borrower or any environmental condition within, on, from, related to, or attaching to any such property;

                           (H) any Release or threatened Release of any
Hazardous Substance from any property owned, occupied or operated by the Borrower or from the Borrower's operations or other activities, including without limitation any Release by any prior owner, occupant or operator of any such property;

                           (I) any violation or claim of violation of any
Environmental Law by the Borrower or their operations or other activities;

                           (J) any other environmental condition or matter
within, on, from or related to or affecting any property owned, leased or operated by the Borrowers or Borrowers' operations or other activities;

                           (K) any other operations or activities of the
Borrowers or conditions or occurrences on the Borrowers' properties

(all the foregoing under this paragraph collectively, the "Indemnified Liabilities")

                  In addition, at Lender's discretion, Borrower shall defend (with counsel satisfactory to the Lender) Lender against those Indemnified Liabilities which the Lender shall choose Borrower to defend Lender against (provided, that, it is understood and agreed that all reasonable costs and expenses of counsel incurred by Lender in defending itself against any Indemnified Liability shall be Indemnified Liabilities for which Borrower is responsible for payment under this subparagraph). The agreements in this section shall survive any payment of the Loans or any other amounts payable hereunder or under any other Document and/or any termination of this Agreement or any Document. All amounts payable under this Section shall be payable by the Borrower on demand by the Lender.

                  10.3 allow Lender, in Lender's discretion, after ten (10) days prior written notice and Borrowers failure to pay the same, to receive payment of any of the foregoing by a charge to the Revolving Credit (which charge shall thereupon become a Loan) or by deduction from any account maintained by Borrower or Guarantor with Lender.

         SECTION 11. SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES,
ETC.

         All agreements, covenants, representations and warranties contained herein or made in writing by or on behalf of Borrower, in connection with the transactions contemplated hereby, shall survive the execution and delivery of this Agreement and the related documents and, to the extent applicable, shall be deemed to be made anew by each of them each time an Advance is made, pursuant hereto or pursuant to the other Documents and shall continue until all Loans have been paid in full and this Agreement has been terminated. All statements contained in any certificate or other instrument delivered by or on behalf of Borrower, pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations and warranties made hereunder.

         SECTION 12.  FAILURE TO PERFORM.

         If Borrower fails to observe or perform any of the covenants hereof, Lender may pay amounts or incur liabilities to remedy or attempt to remedy any such failure (including, without limitation, any sums payable under any statute relating to the environment) and all such payments made and liabilities incurred shall be for the account of Borrower, may be paid, at Lender's option, by the making of additional advances, including without limitation, Revolving Credit Advances, and, consequently, shall be included in the Loans and all such amounts shall be repaid by Borrower on demand, together with interest thereon at the rate of 18% per annum, or may be repaid by a withdrawal from any of Borrower's accounts maintained with Lender. The provisions of this Section and any such action by Lender shall not prevent any default in the observance or performance of any covenant hereof from constituting an Event of Default hereunder.

         SECTION 13.  NOTICES, ETC.

         All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to be duly delivered if mailed, postage prepaid, by first class registered mail, return receipt requested, or by any nationally recognized receipted delivery or courier service:

                           (A)      if to Lender:

                                    Webster Bank
                                    Webster Plaza
                                    145 Bank Street
                                    Hartford, Connecticut 06720

                                    Attention:  Business Banking Group
                                                Richard A. O'Brien, Senior
                                                Vice President

                                    with a copy to:
                                            Webster Bank
                                            Webster Plaza
                                            145 Bank Street
                                            Hartford, Connecticut 06720

                                    Attention:  Ellen S. Levine, Esq.

or at such other address as may have been furnished in writing by Lender to Borrowers; or

                           (B)      if to Borrower or Guarantor:

                                    ACMAT Corporation
                                    233 Main Street
                                    New Britain, CT 06050

                                    Attention: Henry Nozko, Jr.

or at such other address as may have been furnished in writing by Borrower to Lender.

         SECTION 14. AMENDMENTS AND WAIVERS. Neither this Agreement nor any other Document nor any term hereof or thereof may be changed, waived, discharged or terminated, except by a writing signed by all of the parties hereto.

         SECTION 15. GOVERNING LAW. This Agreement and the documents contemplated hereby shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut. Borrower and Guarantor hereby specifically consent(s) to the jurisdiction of the Courts of the State of Connecticut and agree(s) to be personally bound by the decisions of the Court of the State of Connecticut.

         SECTION 16. SUPERCEDURE. To the extent there is any inconsistency between the terms of this Agreement and any other Document, this Agreement shall control.

         SECTION 17. SUCCESSORS AND ASSIGNS. All of the terms of this Agreement and such other documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and by any other holder or holders at the time of any of the Loans or any part thereof.

         SECTION 18. HEADINGS. The headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect any of the terms hereof.

         SECTION 19. GENDER AND NUMBER; NO RULE OF STRICT CONSTRUCTION. Whenever the context herein so requires, the neuter gender includes the masculine and feminine, and the singular number includes the plural and vice-versa. Borrower acknowledges that Borrower and Borrower's counsel have had an opportunity to review and negotiate the terms of this agreement and the other Loan Documents and that no rule of strict construction shall be used against the Lender with respect to any of the Loan Documents.

         SECTION 20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and by the several parties hereto in separate counterparts, but all of which together shall constitute one and the same instrument.

         SECTION 21. THIRD PARTIES. This Agreement is between each Lender and Borrower and Guarantor only and shall not be relied upon by any third party. Without limiting the foregoing,

Lender shall have no liability to any party whatever (including, without limitation, Borrower or Guarantor, or anyone conducting business with any of the foregoing) in the event Lender, for any reason and at any time, determines not to make Advances for any reason or otherwise exercises its rights under this Agreement and/or the other documents contemplated hereby.

         SECTION 22. TIME OF THE ESSENCE. Time is of the essence for the performance by the Borrower of any of Borrower's obligations set forth in this Agreement.

         SECTION 23. NO FIDUCIARY RELATIONSHIP. Borrower acknowledges that Lender does not have a fiduciary relationship to the Borrower and the relationship between Lender and Borrower is solely that of creditor and debtor.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the day first above mentioned.

                                           WEBSTER BANK

                                           By
                                             -----------------------------------
                                                Richard A. O'Brien
                                                Its Senior Vice President

                                           ACMAT CORPORATION

                                           By
                                             -----------------------------------
                                                Henry Nozko, Jr.
                                                Its Executive Vice President

                                           ACSTAR HOLDINGS, INC.


                                           By
                                             -----------------------------------
                                                Henry Nozko, Jr.
                                                Its

                              SCHEDULE OF EXHIBITS

Section
Reference    Exhibit  Subject
---------    -------  --------
1.1(A)          A     Revolving Note

1.1(B)          B     Term Note

1.3             C     Request for Advance

1.5(A)          D     Notice of Interest Rate Election

1.5(C)          D-1   Notice of Interest Rate Election

3.5             E     Covenant Compliance Certificate

1.1(C)          F     Term Note II

1.1(D)          F     Mortgage Note

                              SCHEDULE OF SCHEDULES

2.3                   Borrower Capitalization, Business and Subsidiaries

2.4                   Guarantor Capitalization, Business and Subsidiaries

2.9                   Title to Properties and Assets, Liens, etc.

2.10                  Patents, Trademarks

2.11                  Litigation

2.13                  Tax Returns and Payments

2.18                  Shareholder Agreements

2.25                  Environmental

2.26                  Subsidiaries

2.28 Special Representations and Warranties re insurance subsidiaries

2.30                  Environmental

4.1                   Restrictions on Liens

4.3                   Restrictions on Investments, Loans, etc.

                                   APPENDIX I

         As used herein, the following terms have the following meanings:

         ADVANCE: an advance under the Revolving Credit.

         ADJUSTED CASH FLOW: Cash Flow plus allowable dividends permitted to be paid to Borrower by its Subsidiaries plus management and underwriting fees paid to Borrower by its Subsidiaries plus rent paid to Borrower by its Subsidiaries plus tax sharing payments paid to Borrower by its Subsidiaries (in all cases, not requiring regulatory approval).

         AFFILIATE: with reference to any Person, any director, officer or employee of such Person, any corporation, association, firm or other entity in which such Person has a direct or indirect controlling interest or by which such Person is directly or indirectly controlled or is under direct or indirect common control with such Person.

         AGREEMENT: this Amended and Restated Commercial Credit Agreement, as it may be amended from time to time.

         BANKBOSTON AGREEMENTS: various documents evidencing present indebtedness of Borrower to BankBoston, N. A., all of which shall be fully discharged with the proceeds of the Loans.

         BORROWER(S): the meaning specified on page one of this Agreement.

         BUSINESS DAY: any day other than a Saturday, Sunday or legal holiday on which commercial banks are open for the normal transaction of business in the State of Connecticut and in the State of Massachusetts.

         CASH FLOW: Borrower's unconsolidated net income for an accounting period before provision for payment of Interest Expense and all income taxes plus depreciation and amortization to the extent deducted from such net income during such accounting period, all as determined by GAAP less capital expenditures less income taxes paid in cash less dividends paid.

         CONDITIONS PRECEDENT: the meaning specified in Section 1.2.

         DEBT SERVICE: for any period, the sum of (i) Interest Expense, (ii) Principal Amortization and (iii) scheduled payments by Borrower on its capitalized leases.

         DEFAULT: the occurrence of any event which with the giving of notice or passage of time (other than stated grace periods), or both, might become an Event of Default.

         DOCUMENTS: this Agreement, the Revolving Note, Term Note, the Guaranty, and all other instruments heretofore, now or hereafter executed and delivered pursuant to this Agreement or any of the aforesaid documents.

         ENVIRONMENTAL LAWS: any and all applicable foreign, Federal, state and local statutes, laws, regulations, rules, ordinances, orders, guidances, policies or common law (whether now existing or hereafter enacted or promulgated) pertaining to the environment, of any and all Federal, state or local governments and governmental and quasi-governmental agencies, bureaus, subdivisions, commissions or departments which may now or hereafter have jurisdiction over Debtor and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Substances, chemicals substances, pollutants or contaminants whether solid liquid or gaseous in nature, into the environmental or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Substances, chemical substances, pollutants or contaminants.

         Without limiting the generality of the foregoing, the term "Environmental Laws" shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes and regulations, as may be enacted and promulgated from time to time:
Federal Occupational Safety and Health Act ("OSHA"); the Clean Air Act ("CAA"); the Toxic Substances Control Act ("TSCA"); the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"); the Clean Water Act ("CWA"); the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 ("RCRA"); the Hazardous Materials Transportation Act; and all applicable Environmental Laws of each state and municipality in which Debtor conducts business or locates assets and all rules and regulations thereunder and amendments thereto and all similar state and local laws, rules and regulations.

         ERISA: The Employee Retirement Income Security Act of 1974, as amended.

         ERISA GROUP: the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

         EUROCURRENCY RESERVE REQUIREMENT: for any day, as applied to any Loan bearing interest in relation to the LIBOR Rate, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the maximum reserve percentages in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements proscribed for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board) and required to be maintained by a member bank of such system.

         EVENT OF DEFAULT: the meaning specified in Section 5.

         FISCAL QUARTER: the three (3) month periods ending each March, June, September and December.

         FISCAL YEAR: a twelve (12) month year ending on December 31.

         FUNDED DEBT: aggregate consolidated Indebtedness of Borrower for borrowed money but excluding Indebtedness owing to the Sheetmetal Workers National Pension Fund or any refinance of the same.

         GAAP: generally accepted accounting principals and practices consistently applied from accounting period to accounting period.

         GOVERNMENTAL AUTHORITIES: any federal, state or local governmental authority or any political subdivision of any of them and any court, agency, department, commission, board, bureau or instrumentality of any of them which now or hereafter has jurisdiction over the Borrower's business premises.

         GUARANTOR: the meaning specified on Page 1.

         GUARANTY: the meaning specified in Section 1.8.

         HAZARDOUS SUBSTANCE: any chemical, compound, material, mixture or substance: (i) the presence of which requires or may hereafter require notification, investigation, monitoring or remediation under any Environmental Law; (ii) which is or becomes defined as a "Hazardous Waste", "Hazardous Material" or "Hazardous Substance" or "Toxic Substance" or "Pollutant" or "Contaminant" under any present or future applicable Federal, state or local law or under the rules and regulations adopted or promulgated pursuant thereto, including, without limitation, the Environmental Laws; (iii) which is toxic, explosive, corrosive, reactive, ignitable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of any foreign country, the United States, any state of the United States, or any political division thereof to the extent any of the foregoing has or had jurisdiction over Debtor; (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PBCs"); or (v) any other chemical, material or substance, exposure to, or disposal of, which is now or hereafter prohibited, limited or regulated by any federal, state or local governmental body, instrumentality or agency.

         INDEBTEDNESS: as applied to a Person, (a) all items, except items of capital stock or of surplus or of general contingency reserves or of reserves for deferred income taxes if in compliance with Section 3.2, which in accordance with generally accepted accounting principles and practices would be included in determining total liabilities as shown on the liability side of a balance sheet of such person as at the date of which indebtedness is to be determined, (b) all indebtedness secured by any mortgage, pledge, lease, lien or conditional sale or other title retention agreement existing on any property or asset owned or held by such person subject thereto, whether or not such indebtedness shall have been assumed, and (c) all indebtedness of others which such Person has directly or


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
indirectly guaranteed, endorsed, discounted or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become liable directly or indirectly with respect thereto.

         INTEREST EXPENSE: for any period, all amounts accrued by Borrower, whether as interest, late charges, service fees or other charge for money borrowed on account of or in connection with Borrower's indebtedness for money borrowed or with respect to which Borrower or any of their respective properties are liable by assumption, operation of law or otherwise, including, without limitation, any leases which are required, in accordance with generally accepted accounting principles, to be carried as a liability on Borrower's balance sheet.

         INTEREST PERIOD: with respect to each LIBOR Advance under the Revolving Credit, the period commencing on the date of the making or continuation of, or conversion to, such LIBOR Advance and ending one (1), two (2) or three (3) months thereafter, as Borrower may elect in the applicable Notice of Interest Rate Election and with respect to Term Loan II the period commencing on the date of the making of the initial advance thereunder, or on the date of a continuation of, or a conversion to, such LIBOR Advance and ending three (3) months thereafter as set forth in the applicable Notice of Interest Rate Election provided, however, that:

                  (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

                  (iii) any Interest Period that would otherwise end after the Termination Date or the Term Loan II Maturity Date shall end on the Termination Date or the Term Loan II Maturity Date, as the case may be; and

                  (iv) notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one (1) month and if any Interest Period applicable to such Loan would be for a shorter Interest Period, such Interest Period shall not be available hereunder.

         INSURANCE SUBSIDIARY: ACSTAR INSURANCE COMPANY and/or United Coastal Insurance Company.

         LENDER: the meaning specified on page one of this Agreement.


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
         LIBOR ADVANCES: Any Loan or part thereof bearing interest at a rate in relation to the LIBOR.

         LIBOR RATE: the rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%), determined by Lender to be equal to the quotient of (x) the London Interbank Offered Rate (hereinafter defined) for such LIBOR Advance for such Interest Period, divided by (y) 1 - Eurocurrency Reserve Requirements for such Interest Period.

                  Provided, however:

                  (i) If Borrower requests that all or any portion of the Loans with respect to which a LIBOR option applies shall bear interest at the LIBOR Rate and (a) Lender determines that, by reason of circumstances affecting the interbank Eurodollar market generally, deposits in U.S. Dollars (in the applicable amounts) are not being offered to banks in the interbank Eurodollar market for the selected Interest Period, or (b) that the LIBOR Rate does not accurately reflect the cost to Lender of making or maintaining LIBOR Advances for the Interest Period or therefor, then Lender shall forthwith give notice thereof to Borrower, whereupon, (1) the obligation of Lender to permit the LIBOR Advances to bear interest at the LIBOR Rate shall be suspended so long as such circumstances exist, and (2) Borrower shall convert the interest rates on the applicable portions of the outstanding Advances to the rate in relation to the PRIME RATE set forth above for the current Interest Period. Such suspension shall continue until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist.

                  (ii) If, after the date of this Agreement, the adoption of or any change in rules, or change in the interpretation or administration thereof, by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Lender to make or maintain or fund LIBOR Advances, the interest rates on the applicable portions of the outstanding LIBOR Advances shall be deemed to have been converted to the rate relating to the PRIME RATE set forth above, on either (a) the last day of the then current Interest Period if Lender may lawfully continue to maintain loans at the LIBOR Interest Rate to such day, or (b) immediately if Lender may not lawfully continue to maintain Advances at the LIBOR Interest Rate.

                  (iii) Upon notice to Borrower, the Borrower shall pay to the Lender for the account of Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of Lender) to compensate it for any loss, cost, liability or expense incurred as a result of (x) any repayment of a LIBOR Advance on a date other than the last day of the Interest Period for such LIBOR Advance, including, but not limited to that resulting from acceleration of all amounts outstanding under any Loan following the occurrence of any Default or Event of Default and/or (y) any failure by Borrower to borrow or convert or prepay, as the case may be, a LIBOR Advance on the date for borrowing or conversion or prepayment, as the case may be, which is specified in the Notice of Interest Rate Election.

         LOANS: the meaning specified in Section 1.4.


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
         LONDON BUSINESS DAY: any day other than a Saturday or Sunday on which dealing in dollar deposits are carried on in the London interbank market and on which banks are open for business in London and which must be a Business Day.

         LONDON INTERBANK OFFERED RATE: the arithmetic average of the rates per annum quoted at approximately 11:00 A.M. London time by the principal branch of each of the Reference Banks (hereinafter defined) two (2) London Business Days (hereinafter defined) prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of dollar deposits for a period and in an amount comparable to the Interest Period and principal amount of the particular LIBOR Advance to which the LIBOR Rate is to apply. "Reference Banks" means banks appearing in the display designated as page "LIBOR" on the Reuters' Monitor Money Rates Service (or such other page as may replace the LIBOR page on that service for the purpose of displaying London Interbank Offered Rates of major banks); provided that if no such offered rate shall appear on such display, "Reference Banks" shall mean one or more major banks in the London interbank market as selected by the Lender in its sole discretion.

         MORTGAGE LOAN: the meaning specified in Section 1.1(D)

         NAIC: National Association of Insurance Commissioners.

         NOTE(S): the Revolving Note and/or the Term Note.

         NOTICE OF INTEREST RATE ELECTION: Whenever Borrower desires to elect, change or continue the LIBOR Interest Rate on all or a portion of any Advance(s), Borrower shall deliver to Lender a written Notice of Interest Rate Election in form provided by Lender and substance as that attached hereto as Exhibit D (the "Notice of Interest Rate Election") with respect to a Loan or Advance received no later than 11:00 A.M. at least three (3) Business Days in advance of the proposed date of election, change or continuation, which election, change or continuation must be confirmed by telephone. The Notice of Interest Rate Election shall be irrevocable and shall specify: (i) the proposed date of change or continuation (which shall be a Business Day); (ii) the amount with respect to which such election is being made; and (iii) the Interest Periods.

         If an Advance shall be outstanding for which Borrower has not elected a LIBOR Rate or if at the termination of any Interest Period, Borrower fails to submit a Notice of Interest Rate Election to convert or to continue any outstanding Advance, then such Advance, regardless of the dollar amount, shall automatically accrue interest in relation to the Prime Rate as of the applicable date.

         LIBOR Advances may be converted into advances bearing interest relating to the Prime Rate only on the expiration date of an Interest Period applicable thereto. In addition, no outstanding Advances may be continued as, or converted into LIBOR Advances and no change in Interest Rate may be exercised when any Default or Event of Default has occurred.

         PBGC: The Pension Benefit Guaranty Corporation.

         PERSON: a corporation, an association, a partnership, an organization, a limited liability company, a business, an individual or a government or political subdivision thereof or any governmental agency.

         PREPAYMENT PREMIUM: (i) on the prepayment date, the remaining payments of principal and interest that would otherwise have become payable at the expiration of the Interest Period pertaining to the principal being prepaid shall be discounted to a present value at a rate per annum equal to the "Prepayment Yield to Maturity", as hereinafter defined, plus any costs for reserves or assessments or for reinvesting the amount being prepaid, and if such discounted value shall exceed the unpaid principal amount being prepaid, then the Prepayment Premium shall be an amount equal to such excess; otherwise no Prepayment Premium shall be payable; (ii) the "Prepayment Yield to Maturity" shall mean the yield to maturity of the debt obligation of the United States Treasury (excluding those commonly known as "Flower Bonds") having a term substantially equal to the term of the relevant Interest Period maturity date nearest in expiration of the relevant Interest Period. The maturity date and yield to maturity of such United States Treasury obligation shall be determined by Lender on the basis of quotations appearing in the Reuter Monitor Money Rates Service or other repository service reasonably satisfactory to Lender on the prepayment date. If there shall be more than one such debt obligation of the United States Treasury maturing nearest in time to the expiration of the relevant Interest Period, the Prepayment Yield to Maturity shall be the arithmetic average of the yields to maturity of all such obligations. Said prepayment shall be irrevocable once Borrower has notified Lender of such prepayment and Borrower will reimburse Lender for any and all loss, cost, liability and expense incurred by Lender in the event Borrower for any reason does not make such prepayment.

         A determination by Lender as to the amounts payable pursuant to this Subsection shall be conclusive absent arithmetical error.

         PRIME RATE: an Index Lender uses to set interest rates on certain types of loans and is not necessarily the lowest rate Lender charges its customers. Lender's PRIME RATE is increased and decreased by Lender from time to time in response to changes in conditions. Borrower's interest rate will be adjusted automatically on each occasion on which the Lender's PRIME RATE changes.

         PRIME RATE ADVANCE: any Loan or portion thereof bearing interest at the PRIME RATE.

         PRINCIPAL AMORTIZATION: for any period all amounts which Borrower is required to pay whether regularly scheduled or as a result of a default excluding payments of principal under the Revolving Credit and whether or not actually paid by Borrower in reduction of Borrower's Indebtedness including without limitation payments on capitalized leases.

         RELEASE: any release, emission, disposal, leaching or migration into the environment (including, without limitation, the abandonment or disposal of any barrels, containers, or other closed receptacles containing any Hazardous Substances) or into or out of any property owned, occupied or used by Debtor.

         REVENUE CODE: the meaning specified in Section 3.13(B).


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
         REVOLVING CREDIT: the credit facility described in Section 1.1(A).

         REVOLVING NOTE: the meaning specified in Section 1.1(A)

         SPILL: the meaning specified in Section 3.9(A).

         STATUTORY CAPITAL: means Statutory Capital plus Statutory Surplus of the Insurance Subsidiaries as shown on the statutory financial statements filed with the states of Illinois and Arizona.

         STATUTORY OPERATING EARNINGS: means the Statutory Operating Earnings of the Insurance Subsidiaries as shown on the statutory financial statements filed with the states of Illinois and Arizona.

         SUBSIDIARY: with reference to any Person, a corporation, or similar association or entity not less than a majority of the outstanding shares of the class or classes of stock, having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation, association or entity, of which are at the time owned or controlled, directly or indirectly, by such Person or by a Subsidiary of such Person.

         TERM LOAN: the meaning specified in Section 1.1(B)

         TERM LOAN MATURITY DATE: March 31, 2004.

         TERM LOAN II: the meaning specified in Section 1.1(C)

         TERM LOAN II MATURITY DATE: December 1, 2008.

         TERM NOTE: the meaning specified in Section 1.1(B)

         TERM NOTE II: the meaning specified in Section 1.1(C)

         TERMINATION DATE: June 30 2003.

















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